EXHIBIT 99.1

Bay View Capital Corporation

1840 Gateway Drive
San Mateo, California 94404

March 24, 2003

Dear Stockholder:

     As we implement our plan of dissolution and stockholder liquidity, we wanted to update you on our progress, inform you of our plans for conclusion and let you know when to expect a shareholder distribution.

     We are pleased to report that we have made substantial progress in the execution of our plan. Since we first announced on July 22, 2002 that we would proceed with the plan of dissolution and stockholder liquidity in order to maximize stockholder value, we have disposed of approximately $2.9 billion of assets and also repaid liabilities of $2.9 billion. As of December 31, 2002, Bay View Capital Corporation had total assets of $876 million, total liabilities of $465 million and net assets in liquidation of $410 million. Further financial information is contained in our Form 10-K Annual Report for the year ended December 31, 2002 which accompanies this letter.

     Our dissolution is being implemented in two steps. Bay View Bank, N.A. will be dissolved under applicable provisions of the National Bank Act. We currently anticipate that the Bank will commence formal dissolution proceedings in April 2003. We further anticipate that the Bank’s dissolution should be completed by the end of the third quarter. When the Bank’s dissolution is completed, Bay View Capital Corporation will no longer be a bank holding company and will no longer be subject to regulation by the Board of Governors of the Federal Reserve System. It is our intention to make an initial stockholder distribution of a substantial portion of the total per share distribution in the fourth quarter of 2003. We estimate that the initial stockholder distribution will range from $4.00 — $4.25 per share.

     Prior to the end of 2003, we intend to commence the formal dissolution proceedings of Bay View Capital Corporation under applicable provisions of the Delaware General Corporation Law. One of the purposes of the Delaware proceedings will be to obtain a judicial determination of the amount we will need to set aside for contingent and unknown liabilities. Obtaining this determination is one of the steps necessary to making further distributions to our stockholders. We currently estimate that the total distributions, including the one we intend to make in 2003, will be approximately $6.77 per share, and that stockholder distributions will be completed by September 30, 2005. The total distribution will include the value of our auto finance company – Bay View Acceptance Corporation (“BVAC”). As of September 30, 2005, we estimate that BVAC will be worth approximately $1.28 per share. Under optimal operating and market conditions, BVAC might be worth as much as $1.78 per share, which would increase the total estimated distribution to $7.27 per share.

     We have provided estimates of the distribution amounts to assist you in making informed decisions about your investment in, and the liquidation of, our Company. In doing so, please recognize that there are many uncertainties that could result in the actual distributions being materially less than our present estimates or that could cause a delay in the timing of the distributions. The factors that could reduce the amounts ultimately distributed or that could cause a delay in making the distributions are set forth in our Form 10-K Annual Report for the year ended December 31, 2002 under “Forward-Looking Statements.” Please read this information.

     We look forward to updating you further on our progress at our annual meeting of stockholders on April 24, 2003.

Sincerely,

/s/ Robert B. Goldstein	/s/ Charles G. Cooper

Robert B. Goldstein Chairman of the Board	Charles G. Cooper President and Chief Executive Officer